Exhibit 10.16(h)

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

April 25, 2008

This Amended and Restated Employment Agreement (“Agreement”), effective as of April 25, 2008 (the “Effective Date”), by and among VINCENT D. ASSETTA, currently residing at                                          (the “Executive”), Wheeling-Pittsburgh Corporation, a Delaware corporation (the “Company”) and Wheeling-Pittsburgh Steel Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“WPSC”).

This Agreement supersedes and replaces that certain Amended and Restated Employment Agreement, dated July 17, 2007, between the Company and the Executive. In consideration of the covenants and conditions herein contained and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereby agree as follows:

1. EMPLOYMENT. The Company shall employ the Executive commencing on the Effective Date, and the Executive hereby accepts such employment, all upon the terms and conditions set forth herein.

2. DUTIES AND AUTHORITY. Executive shall serve as the Vice President and Controller, Mill Operations of Esmark Incorporated and the ultimate parent of the Company (the “Parent”), Vice President and Controller, Mill Operations of the Company and Vice President and Controller, Mill Operations of WPSC, and report to the Chief Financial Officer of Parent with those authorities, duties and responsibilities customary to that position, and such other authorities, duties and responsibilities as the Board of Directors of the Parent (the “Board”) may reasonably assign the Executive from time to time. The Executive shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of his business time and effort, in and to his employment hereunder, and shall not engage in any other business activity which would conflict with the rendition of his services hereunder, except that the Executive may hold directorships or related positions in charitable, educational or not-for-profit organizations, or directorships in business organizations if approved by the Board, and make passive investments, which do not unreasonably interfere with the Executive’s day-to-day acquittal of his responsibilities to the Company and its Affiliates.

3. TERM.

(a) GENERAL. This Agreement shall have effect as of the Effective Date, and shall remain in effect until the first anniversary of the Effective Date, subject to earlier termination under Section 5 or extension as described below. The period from the Effective Date until this Agreement shall have expired in accordance with this Section 3 or been terminated in accordance with Section 5 is hereafter referred to as “the term hereof” or “the term of this Agreement.” The term hereof shall be extended automatically for an additional year as of the first anniversary of the Effective Date and as of each subsequent annual anniversary of such date (each such extension date is referred to herein as a “Renewal Date”) unless at least one hundred twenty (120) days prior to any such Renewal Date either party shall have given notice to the other party that the term of this Agreement shall not be so extended.

(b) SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding anything else herein contained, the provisions of Section 4 through and including Section 7 hereof shall survive the termination of this Agreement and of the Executive’s employment hereunder.

4. COMPENSATION. In return for his services hereunder, the Executive shall be entitled to (i) the Salary as specified below, (ii) bonuses, to the extent provided below, (iii) long-term incentives, and (iv) certain fringe benefits, to the extent provided below.

(a) SALARY. At the Effective Date, the Company shall pay the Executive, in accordance with the Company’s customary payroll practices for executives, salary at an annual rate of $220,000, subject to annual review and upward adjustment at the determination of the Board or Compensation Committee of the Board (the “Compensation Committee”) (as so adjusted, the Executive’s “Salary”).

(b) BONUS. In addition to Salary and at the discretion of the Board or Compensation Committee, the Executive may participate in Parent’s existing short-term incentive plan for executives, as the same may be amended from time to time by the Board or Compensation Committee. The Board may also award other bonuses from time to time in its discretion.

(c) LONG-TERM INCENTIVES. The Executive shall be awarded such equity incentive awards of Parent as the Board or the Compensation Committee shall determine from time to time in their discretion, including without limitation, restricted stock unit awards. The Executive may be eligible to participate in other long-term incentive plans and programs as the Board or the Compensation Committee may deem appropriate from time to time. Notwithstanding anything contained herein to the contrary, all of Executive’s unvested equity and other long-term incentive awards of Parent shall fully vest on the date of a Trigger Event.

(d) FRINGE BENEFITS. The Executive will be eligible for and entitled to participate in other benefits maintained by the Company and/or its subsidiaries for its senior executive officers, as such benefits may be modified from time to time for all such employees, such as its medical, dental, 401(k), defined contribution pension plan, accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other comparable executives of the Company and/or its subsidiaries. Any such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and/or its subsidiaries and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan, exercised in accordance with applicable law. The Executive will also be entitled to the following:

(i) Subject to the Company’s standard policies, four (4) weeks of vacation per calendar year (or any longer period as shall be provided under the Company’s and/or its subsidiaries’ general vacation policies), without reduction in Salary, to be taken at such times and intervals as shall be determined by the Executive subject to the reasonable business needs of the Company and to Parent and/or Company policies as in effect from time.

(ii) Appropriate office space, administrative support, e.g., secretarial assistance, and such other facilities and services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties.

(iii) Payment or reimbursement of the cost, not covered by health insurance, of one comprehensive physical examination during each year during the term of this Agreement.

Executive acknowledges that he will have no right to cash compensation in lieu of any of the specific foregoing fringe benefits except with respect to vacation pay, and then only to the extent, if any, allowed by the Parent and/or Company’s vacation pay policies as in effect from time to time.

(e) EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Parent and/or Company’s policy as in effect from time to time and on a basis not less favorable than that applicable to other executives of the Parent and/or Company, including, without limitation, telephone, travel and entertainment expenses incurred by the Executive in connection with the business of the Company, subject to such reasonable substantiation and documentation as may be specified by the Company.

(f) INDEMNIFICATION. The Company shall, and the Company shall use its best efforts to cause any subsidiaries or Affiliates (including Parent and its Affiliates) it may now or hereafter have to, indemnify the Executive to the maximum extent permitted by law and regulation in connection with any liability, expense or damage which the Executive incurs as a result of the Executive’s employment and positions with the Parent, Company and its current or future subsidiaries as contemplated by this Agreement, provided that the Executive shall not be indemnified with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Parent, Company and its subsidiaries. The Company, on behalf of itself and its current and future parent corporations and subsidiaries, hereby confirms that the occupancy of all offices and positions which in the future are or were occupied or held by the Executive in connection with his employment under this Agreement have been so occupied or held at the request of and for the benefit of the Company and its parent corporations and subsidiaries for purposes of the Executive’s entitlement to indemnification under applicable provisions of the respective articles of organization and/or other similar documents of the Company and its parent corporations and subsidiaries. Expenses incurred by the Executive in defending a claim, action, suit, investigation or proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified hereunder. The foregoing rights are not exclusive and shall not limit any rights accruing to the Executive under any other agreement or contract or under applicable law.

(g) PARACHUTE PAYMENT TAXES. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement or any other agreement or arrangement of the Company received or to be received by the Executive in connection with a Trigger Event (as defined herein) or the termination of the Executive’s employment (all such payments and benefits, the “Total Payments”) is determined to be subject

(in whole or part) to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the Excise Tax (and, for the avoidance of doubt, the amount of the Total Payments). All determinations required to be made under this Section 4(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive which shall provide detailed supporting calculations both to the Company and the Executive. No Gross-Up Payment shall be made before six (6) months and one (1) day after the Executive’s termination of employment or if the Executive is a Specified Employee as defined in Section 5(b)(vi), later than the end of the Executive’s taxable year next following the taxable year in which the Executive paid the Excise Tax.

5. TERMINATION OF EMPLOYMENT AND EFFECTS THEREOF.

(a) TERMINATION. This Agreement and the Executive’s employment under this Agreement may be terminated only in the following circumstances. The Company shall have only such obligations to the Executive (or in the event of his death, his estate), if any, as are specified below under the applicable termination provision.

(i) UPON DEATH. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate and the Executive (or his estate) shall be entitled to a payment from the Company, equal to: (A) his then Salary earned but unpaid through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination, plus (B) the dollar equivalent of accrued vacation and unreimbursed expenses through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination, plus (C) any earned but unpaid bonuses, payable in a single lump sum within thirty (30) days of termination and plus (D) a pro-rata (based on time employed during the year) annual bonus, in an amount determined under the terms of the applicable Parent and/or Company bonus plan, payable at the same time as executive bonuses are paid generally under the applicable Parent and/or Company bonus plan, but in no event later than March 15 of the year following the year in which termination occurred. Additionally, the Parent shall cause all of the Executive’s equity and other long-term incentive awards to fully vest, cause any stock options or stock appreciation rights held by the Executive at the time of death to remain exercisable for six (6) months following such death and provide COBRA Continuation in accordance with Section 5(a)(iv)(E) below, notwithstanding Section 5(a)(iv)(E) for a period of thirty-six (36) months.

(ii) AS A RESULT OF DISABILITY. In the event that the Executive becomes disabled during the term hereof within the meaning of the Company’s and/or its subsidiaries’ then applicable long-term disability plan, the Company may terminate the

Executive’s employment upon notice to the Executive. In the event of termination for disability, the Executive shall be entitled to a payment from Company, equal to (A) his then Salary earned but unpaid through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination, plus (B) the dollar equivalent of accrued vacation and unreimbursed expenses through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination, plus (C) any earned but unpaid bonuses, payable in a single lump sum within thirty (30) days of termination, plus (D) a pro-rata (based on time employed during the year) annual bonus, in an amount determined under the terms of the applicable Parent and/or Company bonus plan, payable at the same time as executive bonuses are paid generally under the applicable Parent and/or Company bonus plan, but in no event later than March 15 of the year following the year in which termination occurred. Additionally, the Parent shall cause all of the Executive’s equity and other long-term incentive awards to fully vest, cause any stock options or stock appreciation rights held by the Executive at the time of termination to remain exercisable for ninety (90) days following such termination and provide COBRA Continuation in accordance with Section 5(a)(iv)(E) below.

(iii) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive’s employment for Cause (as defined in Section 5(b) below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. In the event that the Executive is terminated by the Company for Cause, the Executive shall be entitled to his then Salary earned but unpaid through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination.

(iv) BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate Executive’s employment other than for Cause upon thirty (30) days notice to the Executive (or at its option immediately with thirty (30) days continued compensation, including then Salary and benefits, in lieu of such notice). In the event of such termination other than as provided in Section 5(a)(v), Executive (or in the event of his death following termination, his estate) shall be entitled only to the additional amounts and benefits described in subparagraphs (A) through and including (E) below:

(A) Unpaid Base Salary. The Company shall pay to Executive his then Salary earned but unpaid through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination;

(B) Accrued Vacation, Expenses and Bonus Payments. The Executive shall be entitled to a payment from the Company equal to (i) the dollar equivalent of accrued vacation and unreimbursed expenses through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination, plus (ii) any earned but unpaid bonuses, payable in a single lump sum within thirty (30) days of termination, plus (iii) the amount equal to one hundred percent (100%) of the Executive’s annual target bonus for the year of termination, payable in a single lump sum at the same time as executive bonuses are paid generally under the applicable Parent and/or Company bonus plan, but in no event later than March 15 of the year following the year in which termination occurs;

(C) Salary Continuation. The Company shall continue to make Salary payments (in the amount of the Executive’s Salary immediately before the termination) to the Executive for one (1) year from the date of termination in accordance with the Company’s customary payroll practices prior to such termination; provided that if the Executive is a Specified Employee, Salary payments due during the first six (6) months shall be accumulated and paid in a lump sum six (6) months and one (1) day after termination.

(D) Vesting of Long-Term Incentives and Stock Options/Rights. The Parent shall cause (i) all of the Executive’s equity and other long-term incentive awards to fully vest and (ii) any stock options or stock appreciation rights held by the Executive at the time of termination to remain exercisable for ninety (90) days following such termination.

(E) Health Care Continuation. If at Executive’s termination of employment by the Company without Cause the Executive is eligible to and timely elects continued health coverage under Sections 601-607 of ERISA (“COBRA Continuation”) then, for a period of eighteen (18) months from such election, the Company shall also pay that share of the premium cost of Executive’s COBRA Continuation (and that of his eligible dependents also electing COBRA Continuation) in the Company’s and/or its subsidiaries’ group health plan as it pays for active employees of the Company and their dependents generally.

(v) BY THE COMPANY OTHER THAN FOR CAUSE AFTER A TRIGGER EVENT. The Company may terminate Executive’s employment other than for Cause upon thirty (30) days notice to the Executive (or at its option immediately with thirty (30) days continued compensation, including then Salary and benefits, in lieu of such notice) within one (1) year after a Trigger Event. In the event of such termination within one (1) year after a Trigger Event, Executive (or in the event of his death following termination, his estate) shall be entitled only to the additional amounts and benefits described in subparagraphs (A) through and including (D) below:

(A) Unpaid Base Salary. The Company shall pay to Executive his then Salary earned but unpaid through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination;

(B) Payment in Lieu of Salary and Bonus. The Executive shall be entitled to receive a payment from the Company, equal to (i) two (2.0) times his Salary at the highest annualized rate in effect during the one (1) year immediately preceding the date of the Trigger Event, payable in a single lump sum fifteen (15) days after the termination or, if the Executive is a Specified Employee, six (6) months and one (1) day after the termination, plus (ii) two (2.0) times his maximum annual bonus, payable in a single lump sum fifteen days after the termination or, if the Executive is a Specified Employee, six (6) months and one (1) day after the termination, plus (iii) any earned but unpaid bonuses, payable in a single lump sum within thirty (30) days of termination;

(C) Accrued Vacation and Expenses. The Executive shall be entitled to a payment from the Company equal to the dollar equivalent of accrued vacation and unreimbursed expenses through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination;

(D) Vesting of Long-Term Incentives and Stock Options/Rights. The Parent shall (i) cause all equity and other long-term incentive awards held by Executive to fully vest as of the time of termination and (ii) provide COBRA Continuation in accordance with Section 5(a)(iv)(E) above.

Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated other than for Cause prior to the date on which a Trigger Event occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Trigger Event or (ii) otherwise arose in connection with or anticipation of a Trigger Event, then for all purposes of this Agreement the date of the Trigger Event shall mean the date immediately prior to the date of such termination.

(vi) BY THE EXECUTIVE. Executive may terminate his employment and this Agreement for any or no reason whatsoever at any time.

(A) Good Reason. Except as provided in (B) below, in the event the Executive (i) gives the Company ninety (90) days’ advance written notice that Executive is terminating his employment for Good Reason, (ii) Executive has given such notice within sixty (60) days of having Good Reason and (iii) the Company has not cured the event of Good Reason for which Executive provided the notice within thirty (30) days from receipt of such notice, then on the effective date of his resignation Executive shall be entitled to receive the amounts and benefits described in Section 5(a)(iv)(A) through and including Section 5(a)(iv)(E).

(B) Effect of Trigger Event.

(i) Executive may terminate his employment by giving written notice of termination to the Company at any time during the thirty (30) day period immediately following the six (6) month anniversary of the date of the Change of Control or Mill Operations Event and be entitled to receive the amounts and benefits described in Section 5(a)(v) above.

(ii) Also, in the event (1) the Executive gives the Company ninety (90) days’ advance written notice that Executive is terminating his employment for Good Reason, (2) Executive has given such notice within sixty (60) days of having Good Reason, (3) the Company has not cured the event of Good Reason for which Executive provided notice within thirty (30) days from receipt of such notice, and (4) the notice is provided within the first twelve (12) months after a Trigger Event, then on the effective date of his resignation Executive shall be entitled to receive the amounts and benefits described in Section 5(a)(v) above.

(iii) Anything in this Agreement to the contrary notwithstanding, if the circumstances constituting Good Reason occur prior to the date on which a Trigger Event occurs, and it is reasonably demonstrated that such circumstances occurred at the request of a third party who has taken steps reasonably calculated to effect a Trigger Event or otherwise arose in connection with or anticipation of a Trigger Event, then for all purposes of this Agreement the date of the Trigger Event shall mean the date immediately prior to the occurrence of such circumstances.

(C) Resignation without Good Reason. In the event the Executive resigns other than in the circumstances described in subparagraphs (A) and (B) above, and gives the Company sixty (60) days’ advance written notice of such resignation, the Executive shall be entitled to his then Salary earned but unpaid through the end of the month in which termination occurred, payable in a single lump sum within thirty (30) days of termination. The Company may at its sole option waive the requirement of advance notice and decline to accept the Executive’s service for any period following its receipt of notice, but in that event, Executive shall be entitled to continued compensation in accordance with Section 4 for the entirety of the otherwise applicable notice period (and will be deemed to be an employee for such period).

(b) DEFINITIONS. For these purposes:

(i) “Cause” means the Executive has: (A) been convicted of, or has pled guilty or nolo contendere to any felony, or any misdemeanor involving moral turpitude under the laws of the United States or any state or political subdivisions thereof; (B) committed a breach of duty of loyalty which a third-party neutral arbitrator determines is materially detrimental to the Company; (C) materially violated any provision of Section 6 of this Agreement; (D) willfully failed to substantially perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Board (which are not unlawful to perform or to adhere to or follow and which are within the scope of Executive’s duties) following a written warning that if such failure continues it will be deemed a basis for a “For Cause” dismissal; or (E) acted with willful misconduct in the performance of the Executive’s duties. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. Following a Change of Control, subsection (D) above shall be deleted from this definition of “Cause.”

(ii) “Change of Control” means the occurrence of any of the following: (A) a merger or consolidation of Parent with or into another person or the sale, transfer, or other disposition of all or substantially all of any of the Parent’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Parent immediately prior to that transaction; (B) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), other than the Company or an Affiliate, directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of the Parent’s outstanding securities pursuant to a tender or exchange offer made directly to the Parent’s stockholders; (C) over a period of thirty-six (36) consecutive months or less from the Effective Date, there is a change in the composition of the Board such that a majority of the members of the Board (rounded up to the next whole number, if a fraction) ceases to be composed of individuals who either (1) have been members of the Board continuously since the beginning of the thirty-six (36) month period referred to above or (2) have been elected or nominated for election as Board members during such period by at least a majority of the members Board described in the preceding clause (1) who were still in office at the time that election or nomination was approved by the Board, provided, however, that a Change of Control shall be deemed to have occurred in any event if, by reason of one or more actual or threatened proxy contests for the election of directors or otherwise, a majority of the Board shall consist of individuals, other than directors referred to in clause (1) above, whose election as members of the Board occur within such thirty-six (36) month period at the request or on behalf of the same person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), (D) funds managed by the Parent’s largest shareholder, Franklin Mutual Advisors LLC (“Franklin”), increase their collective ownership of outstanding capital stock of the Parent to greater than seventy percent (70%), (E) funds managed by Franklin reduce their collective ownership of outstanding capital stock of the Parent to twenty-five percent (25%) or less and any one or more acquirers of stock from Franklin, acting individually or as a group, acquire twenty percent (20%) or more of the outstanding stock of the Parent, (F) a change of the majority of the Board’s composition in a contested election, or (G) the liquidation or dissolution of the Parent (other than a dissolution occurring upon a merger or consolidation thereof).

(iii) “Good Reason” means (A) the assignment to the Executive of any duties inconsistent with the Executive’s status as Vice President and Controller, Mill Operations of Parent, Vice President and Controller, Mill Operations of the Company and Vice President and Controller, Mill Operations of WPSC, or a meaningful alteration, adverse to the Executive, in the nature or status of the Executive’s responsibilities (including reporting responsibilities); (B) permanent relocation of his principal place of employment to a location more than seventy-five (75) miles distant from his principal place of employment as of the Effective Date, provided that, a permanent relocation of the Executive’s principal place of employment to Wexford, PA shall not constitute an event of Good Reason pursuant to this clause (B); (C) a reduction by the Company in the

Executive’s aggregate annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Parent and/or Company and all senior executives of any person in control of the Parent and/or Company; (D) the failure by the Company and/or its subsidiaries to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, including without limitation equity compensation plans and programs, or the failure by the Company to continue the Executive’s participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants; (E) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s or its subsidiaries’ pension, life insurance, medical, health and accident, or disability plans at any time subsequent to the Effective Date, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time subsequent to the Effective Date, (F) a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of stock or the assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction or (G) a material breach by the Company of this Agreement. Notwithstanding the foregoing, the events described in (D) and (E) above shall not constitute “Good Reason” where they are the direct result of the elimination or modification of benefit plans or arrangements by the Company with respect to employees generally.

(iv) “Downstream Operations Event” means the occurrence of either of the following: (A) a merger or consolidation of Esmark Steel Service Group, Inc., a Delaware corporation (“ESSG”), with or into another person or the sale, transfer, or other disposition of all or substantially all of ESSG’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Parent immediately prior to that transaction; or (B) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), other than the Parent or an Affiliate, directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of ESSG’s outstanding securities.

(v) “Mill Operations Event” means the occurrence of either of the following: (A) a merger or consolidation of the Company or WPSC with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s or WPSC’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than

50% of the total combined voting power of the Parent immediately prior to that transaction; or (B) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), other than the Parent or an Affiliate, directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of Company’s or WPSC’s outstanding securities.

(vi) “Specified Employee” means a specified employee as defined in Section 409A of the Code and applicable regulations as of the date of the Executive’s termination.

(vii) “Trigger Event” means the occurrence of any of a Change of Control, Mill Operations Event or a Downstream Operations Event.

(c) OBLIGATIONS JOINT AND SEVERAL. The payment and provision of benefit obligations of the Company contained in this Section 5 shall be the joint and several responsibility of the Company and for so long as a majority of the issued and outstanding stock of WPSC is owned by the Company, WPSC.

6. PROVISIONS RELATING TO EXECUTIVE CONDUCT AND TERMINATION OF EMPLOYMENT.

(a) CESSATION OF AUTHORITY ON TERMINATION. Immediately upon the Executive terminating or being terminated from his position with the Company for any reason or no reason, the Executive will stop serving the functions of the terminated or expired position, or any other positions with any Affiliate, and shall be without any of the authority of or responsible for any position. On request of the Board, at any time following the Executive’s termination of employment for any reason or no reason, the Executive shall resign from the Board if then a member and the board of directors or any other officership or directorship of the Company or any subsidiary or Affiliate of Company.

(b) NO OBLIGATION TO MITIGATE. The Executive shall not be required to seek other employment or income to reduce any amounts payable to the Executive by the Company under Section 5. Further, the amount of any payment or benefit provided for by Section 5 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, retirement benefits, by offset against any amounts claimed to be owed by the Executive to the Company, or otherwise.

(c) RELEASE OF CLAIMS. Notwithstanding the foregoing, the Executive shall not be entitled to any payments under Section 5 unless within twenty-one (21) days following his termination he shall have executed and delivered to the Company a general release of claims in the form attached hereto as Exhibit A.

(d) SECTION 409A. Notwithstanding the foregoing provisions of this Agreement to the contrary, if the Company determines that any amounts to be paid to the Executive under this Agreement are subject to Section 409A of the Code, then the Company shall in good faith adjust the form and the timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A. If such a payment must be delayed to comply with Section 409A, then the deferred payments shall be paid at the earliest practicable date permitted by Section 409A.

(e) CONFIDENTIALITY. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees or others in a confidential relationship with the Company and any persons controlling, controlled by or under common control with the Company (each, an “Affiliate”) and their respective employees, officers and partners), and relating to the Company’s or any Affiliate’s business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets), as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company and its Affiliates, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive agrees that at all times during his employment and thereafter (including periods after the term of this Agreement), he will keep and maintain all Confidential Information and all of the affairs of the Company and its Affiliates confidential, and will not, except (i) as necessary for the performance of his responsibilities hereunder or (ii) as required by judicial process and after three (3) days prior notice to the Company unless required earlier by a court order or a legal requirement, disclose to any person for any reason or purpose whatsoever, directly or indirectly, all or any part of the Confidential Information of the Company and its Affiliates. The Executive is not bound by the restrictions in this paragraph with respect to any information that becomes public other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder or is disclosed without an obligation of confidentiality. The Executive can disclose all information to his personal advisors subject to becoming liable for any violation by them of Executive’s confidentiality obligations.

(f) RETURN OF MATERIALS. The Executive agrees that on the termination of his employment, however such termination may occur, the Executive will promptly return to the Company all materials and other property from time to time held by the Executive and proprietary to the Company and its Affiliates including without limitation any documents incorporating, reflecting or reproducing in whole or in part any Confidential Information, credit cards, and the like.

(g) NON-SOLICITATION AND NON-COMPETE. The Executive agrees that:

(i) except as agreed by the Board, during the term hereof, the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, engage in any outside activity, whether or not competitive with the business of the Company, that could foreseeably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company;

(ii) during the term hereof and for twelve (12) months after the term, the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, solicit, hire or attempt to hire, or assist others in soliciting, hiring or attempting to hire, any individual employed by the Company at any time while the Executive was also so employed, or encourage any such individual to terminate his or her relationship with the Company; provided, however, that nothing in this Section 6(g) shall be deemed to prohibit Executive from: (A) making general solicitations of employment published in newspapers, trade journals or other publications of general circulation; or (B) employing individuals who have terminated their employment with the Company;

(iii) during the term hereof and for twelve (12) months after the term, the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, engage in or undertake any planning for any activity which is competitive with the business of the Company, as conducted or under consideration at any time during his employment by the Company; provided that (A) an ownership interest by Executive of one percent (1%) or less in any outstanding equity securities of any company which is competitive with the business of the Company whose equity securities are listed on a national securities exchange, national or capital markets or traded in the over-the-counter bulletin board or (B) Executive’s employment by or otherwise association with a business or entity of which a subsidiary, division, segment, unit, etc. is in material direct competition with the Company or any parent corporation or subsidiary of the Company but as to which such subsidiary, division, segment, unit, etc. the Executive has no direct or indirect responsibility or involvement, so long as the Executive does not breach the confidentiality obligations hereunder, shall not be prohibited and shall not constitute activity which is competitive with the business of the Company.

(h) INJUNCTIVE RELIEF. The Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. The Executive agrees and consents that injunctive relief may be sought in any state or federal court of record in the Commonwealth of Pennsylvania, or in the state and county in which a violation may occur or in any other court having jurisdiction, at the election of the Company; to the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte. The Executive agrees and submits to personal jurisdiction before each and every court designated above for that purpose.

(i) BLUE-PENCILLING. The parties consider the covenants and restrictions contained in this Section 6 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

(j) NONINTERFERENCE. In the event of any dispute under this Agreement or otherwise relating to the Executive’s relationship with the Company, any Affiliate of the Company, or their respective principals or management, whether or not during the term of this Agreement, the Executive agrees not to bring any legal proceeding or take any legal action to seek to enjoin or otherwise impede the purchase, sale, financing, refinancing, development, establishment or operation of any business venture or entity in which any of such persons or entities has any interest.

7. MISCELLANEOUS.

(a) FREEDOM TO CONTRACT. The Executive represents that he is free to enter into this Agreement and carry out his obligations hereunder without any conflict with any prior agreements, and that he has not made and will not make any agreement in conflict with this Agreement.

(b) ENTIRE AGREEMENT. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter. In the event of any inconsistency between this Agreement and any plan, policy or program of the Parent and/or Company or any agreement or instrument between the Parent and/or Company and the Executive with respect to the vesting of long-term incentive awards, including grants of restricted stock of the Parent, the terms of this Agreement shall govern.

(c) SPECIFIC ENFORCEMENT. The parties acknowledge and agree that the Executive’s breach of the provisions of Section 6 or Section 7 of this Agreement may cause irreparable harm to the Company, that the remedy of damages will not be adequate for the enforcement of such provisions, and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.

(d) BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party or parties, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive’s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether affected by merger or otherwise. The preceding sentence, however, shall not prevent the transfer of any right or interest to receive any money hereunder by the Executive by way of testamentary disposition or intestate succession. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition or property or stock, liquidation or otherwise) to all or a significant portion of the assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed by a successor, this Agreement shall continue to be binding upon the Company and any successor and assign shall be deemed the “Company” for purposes of this Agreement.

(e) SEVERABILITY. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances.

(f) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 7(f):

If to the Company, to:

Esmark Incorporated

c/o Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, WV 26003

Attention: Chief Executive Officer

Telecopy: 304-234-2690

with a copy to the Parent’s Senior Vice President –Human Resources at the same address.

If to the Executive, at his last residence shown on the records of the Company.

Any such notice shall be deemed to have been received (i) if delivered personally, when received, (ii) if sent by overnight courier, when sent, (iii) if mailed, two (2) days after being mailed as described above and (iv) in the case of facsimile transmission, when confirmed by facsimile machine report.

(g) ARBITRATION OF CLAIMS. The parties hereto agree that except as provided in Section 7(c) above any dispute hereunder, or otherwise relating to the Executive’s relationship with the Company, whether or not arising during the term of this Agreement, shall be resolved by submission to final and binding arbitration held in Pittsburgh, Pennsylvania or as otherwise mutually agreed under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then existing, and judgment on any arbitration award may be entered in any court of competent jurisdiction. Any cause of action or matter in dispute is hereby waived unless arbitration proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered. The Executive and the Company agree any such arbitrator shall not be empowered to amend or modify this Agreement or any other relevant agreement in any respect and further agree that the arbitrator shall not have the jurisdiction to award punitive damages and shall be without the authority to award relief other than monetary damages. Executive and the Company understand and agree that the Company shall bear the arbitrator’s fee and any other type of expense or cost that Executive would not be required to bear if

Executive were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Except as provided in Section 7(i) below, Executive and the Company shall each pay their own attorneys’ fees incurred in connection with an arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether Executive or the Company is the prevailing party, the arbitrator will decide this issue. Any cause of action or matter in dispute is hereby waived unless arbitration proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered.

(h) JURY & PUNITIVE DAMAGES WAIVER. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE OR IT MAY HAVE TO HAVE ANY DISPUTE (WHETHER OR NOT ARISING DURING THE TERM OF THIS AGREEMENT) HEREUNDER OR OTHERWISE RELATING TO THE EXECUTIVE’S RELATIONSHIP WITH THE EMPLOYER OR ANY AFFILIATE TRIED BEFORE OR DETERMINED BY A JURY OR TO CLAIM OR RECOVER PUNITIVE DAMAGES.

(i) REIMBURSEMENT OF LEGAL FEES. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of his rights under Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive’s reasonable attorneys’ fees and costs and expenses in connection with the enforcement of his rights, including the enforcement of any arbitration award, up to $50,000 in the aggregate.

(j) AMENDMENT. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

(k) INTERPRETATIVE MATTERS; COUNTERPARTS. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Except as provided in Section 7(g), no delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(l) GOVERNING LAW. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.

(m) CONFLICTS. To the extent that this Agreement conflicts with any provision, in any handbook, policy manual, plan, rule, regulation or any other document, the provisions of this Agreement shall take precedent.

(n) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(o) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.

(p) REGISTRATION RIGHTS. If any Parent common stock issued to the Executive under this Agreement is not registered under the Securities Act of 1933, at the request of the Executive, the Company shall cause the Parent to file with the Securities and Exchange Commission a registration statement on the applicable form, relating to the resale by the Executive of all of the common stock, and the Company shall cause the Parent to use its commercially reasonable best efforts to cause such registration statement to be declared effective.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ J. Gregory Pilewicz
Name:	J. Gregory Pilewicz
Title:	Senior Vice President

WHEELING-PITTSBURGH STEEL CORPORATION

By:	/s/ J. Gregory Pilewicz
Name:	J. Gregory Pilewicz
Title:	Senior Vice President

EXECUTIVE:

By:	/s/ Vincent D. Assetta
VINCENT D. ASSETTA

Guarantee

GUARANTEE

Esmark Incorporated, a Delaware corporation (“Esmark”) hereby absolutely, irrevocably and unconditionally guarantees, for so long as a majority of the issued and outstanding capital stock of the Company and WPSC is owned, directly or indirectly, by Esmark, the prompt and punctual (i) payment when due and at all times thereafter of all salary, bonus, incentive payments, fringe benefits or other compensation and any other sums due or which may become due thereon or under this Agreement and (ii) performance and observance by the Company and WPSC of all the terms, covenants and conditions of this Agreement, whether according to the present terms thereof or as such terms may hereafter at any time from time to time be amended, supplemented, renewed, extended, waived or otherwise modified whether or not with notice to, or the consent of, Esmark.

ESMARK INCORPORATED

By:	/s/ J. Gregory Pilewicz
Name:	J. Gregory Pilewicz
Title:	Senior Vice President

Esmark Steel Service Group, Inc. (“ESSG”) hereby absolutely, irrevocably and unconditionally guarantees, for so long as (a) a majority of the issued and outstanding capital stock of ESSG is owned, directly or indirectly, by Esmark Incorporated and (b) a majority of the issued and outstanding capital stock of the Company and WPSC is owned, directly or indirectly, by Esmark, the prompt and punctual (i) payment when due and at all times thereafter of all salary, bonus, incentive payments, fringe benefits or other compensation and any other sums due or which may become due thereon or under this Agreement and (ii) performance and observance by the Company and WPSC of all the terms, covenants and conditions of this Agreement, whether according to the present terms thereof or as such terms may hereafter at any time from time to time be amended, supplemented, renewed, extended, waived or otherwise modified whether or not with notice to, or the consent of, ESSG.

ESMARK STEEL SERVICE GROUP, INC.

By:	/s/ Thomas A. Modrowski
Name:	Thomas A. Modrowski
Title:	President

EXHIBIT A

RELEASE OF CLAIMS

In exchange for the severance pay and other benefits set forth in my Amended and Restated Employment Agreement with Wheeling-Pittsburgh Corporation (the “Company”) and Wheeling-Pittsburgh Steel Corporation effective as of                         , 2008 (as amended through the date hereof, the “Employment Agreement”), I forever give up, waive and release any and all claims, charges, complaints, grievances or promises of any and every kind I may have up to the date of this Release against the Company, its subsidiaries and other affiliates and their directors, officers and employees, and related persons, including, without limitation, my rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”) and other federal and state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion and national origin and any common law claims, including without limitation, claims for defamation, intentional infliction of emotional distress, intentional interference with contract, negligent infliction of emotional distress, personal injury, breach of contract, unpaid wages or compensation, or claims for unreimbursed expenses. This release shall not extend to any claim to amounts due me in accordance with the terms of my Employment Agreement after termination of my employment or to claims to indemnity I may have under the terms of my Employment Agreement, applicable law, or the Company’s articles of organization or bylaws for having served as a director, officer or employee of the Company, its subsidiaries or any affiliate.

I acknowledge that I have been advised of my right to consult an attorney before I sign this Release and that I have twenty-one (21) days to consider whether to sign this Release. If the Release is not received by the Company at the end of the twenty-one (21) day period, it will be considered expired and withdrawn and the Company’s severance obligations under my Employment Agreement void. If I execute this Release prior to the end of the twenty-one (21) day period that has been provided for me to consider it, I agree and acknowledge that the prior execution was a knowing and voluntary waiver of my right to consider this Release for a full twenty-one (21) days, and was due to my conclusion that I had ample time in which to consider and understand this Release, and in which to review this Release with my counsel.

Nothing in this Release shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”) independent right and responsibility to enforce the law. I understand, however, that, while this Release does not affect my right to file a charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim I might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Release.

I understand I have the right to revoke this Release within seven (7) days of signing it. I understand that to revoke this Release, I must notice the Company in writing in accordance with the notice procedures set forth in my Employment Agreement.

VINCENT D. ASSETTA

Dated:

21